Exhibit 4.02

                              STOCK GRANT AGREEMENT

     This Agreement entered into on the [Date] between Topaz Resources, Inc., a Florida corporation (together with its successors and assigns, the "Company"), with an address at 1012 ------- Masch Branch Road, Denton, Texas 76207-2057, and (the "Holder") with an address at ------ _____________, agree as follows:

     WHEREAS, on the date hereof, the Company issued a 12% Senior Secured Note pursuant to which the Company promised to pay the Holder a principal amount of ________________ ($______) and to pay interest thereon at a rate of twelve percent (12%);

     NOW THEREFORE, BE IT RESOLVED, that the Company and Holder, intending to be legally bound, hereby agree as follows:

     1. Grant of Common Stock

          1.1. In consideration of the Holder's investment in the Company, the Company hereby agrees to grant _________________ (_______) shares of the Company's common stock, par value $0.001 (the "Common Stock") to the Holder.

          1.2 Unless a registration statement under the Securities Act of 1933, as amended, with respect to the shares of Common Stock granted pursuant to Section 1.1 hereof has been filed with the Securities and Exchange Commission, each share granted pursuant to Section
               1.1 hereof shall be restricted and stamped or otherwise imprinted with a legend substantially in the following form:

"The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended. The shares have been acquired for investment and may not be offered, sold or otherwise transferred in the absence of an effective registration statement with respect to the shares or an exemption from the registration requirements of said act that is then applicable to the shares, as to which a prior opinion of counsel acceptable to the issuer or transfer agent may be required."

     2. Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Texas, without giving effect to principles of conflicts of law and choice of law that would cause the laws of any other jurisdiction to apply.

                       [Signatures on the Following Page]

     IN WITNESS WHEREOF, the parties hereby cause this Agreement to be duly executed and delivered by its authorized officers or signatories, as of the date first above written.

TOPAZ RESOURCES, INC.


By: /s/ Edward J. Munden                     By: /s/ Robert P. Lindsay
    -------------------------------              -------------------------------
    Edward J. Munden                             Robert P. Lindsay
    Chief Executive Officer                      Chief Operating Officer

                                             Holder


                                             By:
                                                 -------------------------------
                                                 Name & Title

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